EXHIBIT 5.1

January 31, 2023

BK Technologies Corporation

7100 Technology Drive

West Melbourne, FL 32904

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for BK Technologies Corporation, a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of shares of its common stock, par value $0.60 per share (the “Common Stock”), pursuant to a shelf registration statement on Form S-3 (File No. 333-251307) (as amended, the “Registration Statement”), together with the prospectus contained therein and declared effective by the Securities and Exchange Commission on December 29, 2020 (the “Base Prospectus”) and the prospectus supplement dated January 31, 2023 (together with the Base Prospectus, the “Prospectus”), relating to the sale of shares of Common Stock (the “Shares”) having an aggregate offering price of up to $15,000,000 from time to time pursuant to that certain Sales Agreement, dated January 31, 2023 (the “Sales Agreement”), between the Company and ThinkEquity LLC.

We have reviewed and are familiar with (a) the Registration Statement; (b) the Prospectus; (c) the Company’s Articles of Incorporation, as amended, and Bylaws, as amended; (d) a certificate of an officer of the Company representing certain matters in connection with the original issuance of the Common Stock, which representations we have assumed the validity of and relied on; and (e) such other matters as we have deemed necessary for this opinion.

Based upon the foregoing, we are of the opinion that the Shares to be offered and sold by the Company under the Registration Statement, the Prospectus and the Sales Agreement, when issued in accordance with the terms of the Registration Statement, the Prospectus and the Sales Agreement, will be duly authorized and legally issued by the Company and fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP